MR. NOTARY:

Please, enter in your Registry of Public Deeds one in which appears the Present Sale Contract of The Equipment entered into, of the one part:

•
STRATOS DEL PERU S.A.C., identified with Taxpayer Nº. 20515769774, and domiciled at Av. Canaval y Moreyra No. 380, Office No. 402, San Isidro, Lima, duly represented by Mr. Luis Humberto Goyzueta Angobaldo, identified with ID Nº 10609920, both according to the faculties granted in the Filing Card Nº 11995912 of the Lima Legal Entities Registry, hereinafter referred as “ THE BUYER ” and on the other hand:

•
GABINETE TÉCNICO DE COBRANZAS S.A.C., identified with Taxpayer Nº20389470521, and domiciled at Los Cipreses No. 355, San Isidro, Lima, duly represented by the General Manager , Mr. Juan Antonio Pizarro Sabogal, with ID Nº 07794505, according to the faculties granted in the Filing Card Nº 11037775 of the Lima Legal Entities Registry, hereinafter referred as “ THE SELLER” in the following terms and conditions:

FIRST CLAUSE:     BACKGROUNDS

1.1.
THE SELLER declares to be the only and legitimate owner of the equipments and machinery used, the details, specific characteristics and component parts of those are described in the Exhibit Nº. 1, which is duly subscribed by the parts joins to the present agreement and You, Mr. Notary, will enter in the Public Deed that this minute originates. For effects of the present contract, the equipment mentioned therein, including the whole secondary parts and members mentioned in the Exhibit Nº 1, denominated hereinafter as “THE EQUIPMENT".

1.2.	THE SELLER states that THE EQUIPMENT is nowadays in the Former Fundo “Buenos Aires”, located in the Lot s/n of the former- Cooperativa Estrella del Norte, district and province of Chepen, La Libertad.

1.3.	THE SELLER states that any encumbrance or lien is not awarded to THE EQUIPMENT , just as any judiciary, arbitral or administrative measure that prevents its free transfer.

1.4.
THE SELLER declared that she adquires the property of THE EQUIPMENT of its last property KUMHO PROPERTIES SUCURSAL PERU,assuming opposite THE BUYER any obligation,whatever its nature , derived from the transfers of property previous to the acquisition of the Property of THE EQUIPMENTL EQUIP by THE SELLER.

1.5.	According to the declarations set forth in this document by THE SELLER, THE BUYER states the interest in order to adquire THE EQUIPMENT.

SECOND CLAUSE:    PURPOSE / PROPERTY TRANFER

2.1.	THE SELLER, hereby transfers with the sign of this contract the property on THE EQUIPMENET in behalf of THE BUYER, in the conditions stipulated in this document.

2.2.
It is hereby stated that the property transfer of THE EQUIPMENT includes all of fact or for right it corresponds or would correspond , including, between others, all its integral and secondary parts described in the Exhibit Nº 1 of this contract, as well as all the Intellectual rights and Industrial Laws that in a direc or indirect way are relationated with THE EQUIPMENT and/or any of its integral and secondary parts.

2.3.	THE BUYER ,taking into consideration the declarations formulated in this document by THE SELLER, this first one accepts to acquire THE EQUIPMENT and therefore entering into the present contract.

THIRD CLAUSE:    AGREED PRICE AND FORM OF PAYMENT

The agreed price by common agreement for the purchase of THE EQUIPMENT is up to a US $ 4’522,965.00 ( Four Millions Five Hundred Twenty-two thousand Nine hundred Sixty- Five with 00/100 American Dollars ), the pertinent General Sales Tax ( IGV) shall be add to this amount.

The price established in the last paragraph shall be fully paid by THE BUYER to THE SELLER before of 31 October 2007, pursuant to the following terms:

3.1.
The amount of US $4´172,965.00(Four Millions One Hundred Seventy two Thousand Nine hundred sixty-five with 00/100 American Dollars) plus the total of the IGV applicable to this transaction of sale and purchase through a Cashier’s check issued by the Scotiabank Bank to the order of THE SELLER

3.2.
The amount of US$350,000.00 (Three hundred fifty Thousand with 00/100 American Dollars) which shall be deposited in the US Dollar Current Account N° 0011-0372-01-0100017532 of the Continental Bank BBVA, its an express instruction of THE SELLER.

In advance, THE SELLER grants the full effect payables to the Cashier’s check and the Bank Money referred in the numeral 3.1. and 3.2. pursuant to the documents of payments that THE BUYER  will deliver for such effect, according with the detail of this numeral 3 .

The written evidences of payment which are described in the numerals 3.1 and 3.2. Immediate precedents shall be delivered in presence of the Public Notary of Lima Dr. Ricardo Fernandini Barreda, who will have to leave full witness of it.

FOURTH CLAUSE : REGARDING TO THE PAYMENT REFERRED IN THE THIRD CLAUSE AND THE EQUIVALENCE OF THE LENDINGS

4.1.
Regarding to the payments referred in the previous third clause, the parties agree the following : in no case, THE BUYER will not be bound to perform neither assume amount mayors that those specifically involved by this one according to its stipulated in the third clause, without assume any responsibility for any previous or subsequent obligation of any type that THE SELLER or those who preceded him in the property of THE EQUIPMENT have as consequence of the possession and transfers of the same one. In consequence, THE SELLER binds to support THE BUYER unharmed for any obligation that could impose him on the latter as consequence of the possession of THE EQUIPMENT and successive transfers of the same one carried out before the celebration of the present contract.

4.2.
THE SELLER AND THE BUYER state expressly that between THE EQUIPMENT sale matter, the form of payment agreed by its transfer, and the other terms and conditions set forth in this present document, there is a fair equivalence and if there is any difference of more or less that the parties does not perceive, a Mutual grace and reciprocal donation will be done it, resigning expressly any action or exception that tends to invalidate the effects of the contract.

FIFTH CLAUSE:     EXPRESS DEFEASANCE CLAUSE

The parties agree expressly that in case of THE BUYER do not carry out with the payment to THE BUYER the fully price agreed in the Third Clause, in the term and conditions contained in the above-mentioned clause, the present contract shall be settled in an automatic way and of right plenary session under the protection of arranged by the Article 1430 ° of the Civil Code.

The parties establish that on the assumption that the present contract is settled, THE BUYER will no be bound to indemnify, under no circumstance, to THE SELLER, no THE SELLER to THE BUYER.

SIXTH CLAUSE:     LEGAL SITUATION OF THE EQUIPMENT

THE SELLER states that up to the date, it have no been entered into neither are in force any contracts and /or agreements that mean the transfer of the property, possession or use of THE EQUIPMENT, or contracts of promise or similar that compromise the property or the use of THE EQUIPMENT.

Likewise, THE SELLER states that there is no any integral or incidental good corresponding to THE EQUIPMENT included in the Exhibit Not. 1 of the present contract that has been an object of sale contracts to term, that the same ones are or not registered in the Real State Regsitry of Contracts and / or in any other Registry.

THE SELLER states that, up to the date of subscription of the present contract, there is no an act, encumbrance or liens, registered and / or pending of inscription that they affect in any form to THE EQUIPMENT or its free disposition and / or transfer, whether that they have been exercised for third ones or celebrated for THE SELLER.

SEVENTH CLAUSE :   THE SELLER STATEMENTS

THE SELLER states and warrants that up to the date of execution of the present contract::

7.1.	On THE EQUIPMENT there is no any seizure of property, lien, encumbrance , judicial or extrajudicial measure, subscribed or no subscribed that limit or restrict the Property Right on the same one.

7.2.
Up to the date of execution of the present contract, THE SELLER has no requested the Insolvency before the pertinent authority, and this one has no taken notice of any insolvency process, or any other that has been make by third ones against him.

7.3.	There is no tax outstanding payment with the SUNAT as result of the previous Property Transfers to this purchase regarding to THE EQUIPMENT.

7.4.
The 11 october 2007, The General Shareholder`s Meeting was celebrated in a general way, by unanimity of votes of all the shareholders, it is agreed to transfer THE EQUIPMENT for a final amount of US $ 4’522,965.00 (Four Million five hundred twenty-two thousand nine hundred sixty-five and 00/100 American Dollars), plus the General Tax to the correspondent Sales.

EIGHT CLAUSE:     ABOUT THE INTEGRAL AND SECONDARY GOODS

THE SELLER states and warrants the following:

8.1.	All the integral and secondary goods of THE EQUIPMENT are the only and exclusive property of THE SELLER.

8.2.
All the integral and secondary goods of THE EQUIPMENT are described in the exhibit Nº 1 of this document. Therefore, THE SELLER waives to any right that could be correspond her on any integral or secondary good regardless of whether it is described or no described in the Exhibit Nº 1 therein, except the goods that are no THE SELLER`S Property.

8.3.
It is established that THE SELLER shall be responsible and will have to possession or property of any of the integral or secondary goods that are part of THE EQUIPMENT, subject matter hereof, which are detailed in the exhibit nº 1 of this document, for reasons that are no directly attributable to THE BUYER. In such sense, THE SELLER is bounded to the reorganization by damage and hidden defects regarding to THE EQUIPMENT and the integral and secondary goods that are described in the exhibit Nº 1 of this contract.

NINETH CLAUSE:    ABOUT THE INFRINGEMENTS AND SANCTIONS

9.1.
Without prejudice to the previous aforementioned fourth clause, it is clearly established that any damages, either in a direct or indirect way, affects or could affect to THE BUYER and/or to THE EQUIPMENT, it shall be indemnified by THE SELLER.

9.2.
THE SELLER shall be assume directly, for her own account and cost, the payment of the amount that is required to pay in accordance with the legal regulation as well as any administrative, judicial ( civil or penal type) and/or arbitral resolution, either the same that is allowed or executed as consequence to any action or omission in the use, administration or exploitation of THE EQUIPMENT produced previously to the date of signing of the present contract.

In case that for administrative, judicial or arbitral resolution, it is ordered that THE BUYER assume the payment of some sum of money by any action or omission in the use, administration or exploitation of THE EQUIPMENT produced before the date of subscription of the present contract, THE SELLER shall be bound to keep THE BUYER unharmed at all time, for all those fines, requirements of payment and others that are requested and / or imposed as consequence of such actions.

9.3.
THE SELLER shall be indemnify and keep THE BUYER unharmed for any damage or prejudice that could generate to THE BUYER as consequence of any action, judicial and / or arbitral of the administrative type that is directed already is against THE SELLER , THE EQUIPMENT, THE BUYER and / or any company previously proprietary of THE EQUIPMENT in case for law it is established THE BUYER is in charge with any of them, as consequence of any action or omission in the use, administration, exploitation and / or any other one that is related directly and / or indirectly with THE EQUIPMENT or with the payment of any type of tax like consequence of the transfers of property of the last one , produced before the date of subscription of the present contract or later if the above mentioned action or omission is not directly related to an act or omission expressly attributable to THE BUYER.

TENTH CLAUSE:     THE BUYER DUTIES

It is expressly established that when the deliver of the Cashier’s check and the bank deposit which is referred in the points 3.1. y 3.2.of the Third Previous Clause are carried out , THE BUYER will have fulfilled its correspondent duties set forth in this contract.

In accordance with the aforementioned and after the verification of the fully payment of the sale price in the way that is described in the Third Clause THE SELLER waives express and irrevocably, against to THE BUYER to any other type of legal warranty that could construe or exist as consequence of the payment form of the consideration which is referred in the Third Clause of this Contract.

ELEVENTH CLAUSE:     EQUIPMENT DELIVER

THE EQUIPMENT deliver to THE BUYER shall be carried out to the signing of this document to the person appointed by THE BUYER as Depositary according to the deposit to be registered by THE BUYER pursuant to the Exhibit 2 herein.

TWELVETH CLAUSE:    INDUSTRIAL AND INTELLECTUAL PROPERTY

12.1.	In addition with the Property transfer of THE EQUIPMENT, THE SELLER transfer also in favor of THE BUYER the draft about the design and invention of THE EQUIPMENT.

12.2.
Additionally, THE SELLER states that there is no Industrial Property Right in force regarding to THE EQUIPMENT before the INDECOPI. Notwithstanding the foregoing, if there is any type of Industrial or Intellectual Property regarding to THE EQUIPMENT, it shall be also transfer to THE BUYER by this present document.

THIRTENNTH CLAUSE:     CONFIDENTIALITY

13.1.
Except the information to the administrative, tax and sectorial authorities regarding to the purchase or property of THE EQUIPMENT, purpose of this contract, the parties shall be not allow to give information to third ones about this contract, whether it has a direct and/or indirect relation with THE EQUIPMENT, with whatever of the enterprises included that THE BUYER has taken notice and/or with the same parties , whether they know them, find out or take knowledge as any motive.

13.2.
For the purpose of this contract, it shall be understood as confidential all information , without taking into consideration the medium or material that contains it , to the parties that could have access as result of the execution of this contract.

FOURTENNTH CLAUSE:      STATEMENT

Mr. Juan Antonio Pizarro Sabogal, identified with ID Nº 07794505, domiciled at Los Cipreses 355, San Isidro, states to be totally empowered to enter into the present contract, in behalf of THE SELLER, in the following terms and conditions stipulated herein. Mr. Juan Antonio Pizarro Sabogal declares that he was granted these faculties by the General Shareholders Meeting, and the agreement which allows to granting of such faculties was adopted by unanimity votes of the shareholders present in such meeting.

Moreover, Mr. Juan Antonio Pizarro Sabogal, as General Manager, states that all and every of THE SELLER statements are correct and true, assuming joint liability with this last one by the veracity and exactly of the same one for THE BUYER .

FIFTEENTH CLAUSE:      THE CONSTRUE OF THE CONTRACT CONTENT

15.1.	The titles at the top of every clause of this document are merely referential and it will not be taking into consideration to the construe of the content of these.

15.2.
The invalidity, total or partial, of one or more of the regulations set forth herein will no affect the validity of the other regulations stipulated in this document. On the contrary there will be understood that this agreement is totally effective , must be considered as non-existent the clause (s) stated disabled null and void , total or partially; and, in consequence, the parties rights and obligations will be executed according to the established in the present contract .

SEVENTEENTH CLAUSE:     NOTIFICATIONS

16.1.
All the notifications and communications made between the parties shall be made at the addresses specified in the introductory part of this document. For any change of domicile is enforceable, it must be communicated to the other party through notarized notification in advance no less than ten (10) calendar days calculated from the date on which such amendment shall be made, and must make expresses reference this variation is referring to the address specified in this contract and indicating from when it will be in force the above modification. For variations in the address, it will be valid only if the address has been set within a radius of the urban city of Lima, Peru.

16.2.
The notifications and communications, except those made by means of attorney that will be carried out according to procedures established by notaries or Law, shall be considered: (i) the delivery date , if it is personal; , Or (ii) the date of receipt with acknowledge receipt, if it is send by registered post , or pre-free or courier.

SEVENTEENTH CLAUSE:     PUBLIC DEED GRANTING

In accordance with the established in the article 1412° of the Civil Code, the parties are bound to confer the public deed produced by this present minute. Likewise, the parties agree all the expenses and taxes produced as result of the recording in a public deed of this present document will be in charge of THE BUYER. Within of such expenses it is included the evidence acquisition of the referred public deed to THE SELLER.

EIGHTENNTH CLAUSE:        ARBITRATION

18.1.	The present contract is governed by the Peruvian Legislation and other Regulation

18.2.
Any lawsuit , controversy, disagreement, difference or claim arisen between both parties with respect to the construe, execution, dissolution , termination, efficacy , invalidity, nullity or validity arising from or arising from or related to this contract that can not be resolved by mutual agreement between them , will be submitted to arbitration law, of national character.

The arbitrors shall be three, each party shall appoint one and the two arbitrators appointed shall appoint the third one, who will preside over the tribunal. If one of the parties does not appoint its correspondent arbitrator within 15 calendar days of receipt of the application in writing by the party seeking arbitration or if, within 15 calendar days also from the appointment of the second arbitrator, the two referees unable to agree on the appointment of the third arbitrator, the designation of any of these referees will be made at the request of either party by the Center for National Conciliation and Arbitration and the International Lima Chamber of Commerce .

18.4.	If it is necessary to designate an substitute arbitror, this last one shall be appointed following the same process previously established for the designation of the substitute arbitror.

18.5.
The place of arbitration shall be the city of Lima, Peru. The Spanish language shall be the official Language for this process .The arbitration will be right and in an additional way to the regulations established in this document, it will be processed pursuant to the aforesaid rules in the Regulation of the National and International Arbitration of the Lima Chamber of Commerce .

18.6.	The parties waive to complain of the remedy of appeal of the arbitral lawsuit that is issued.

18.6.
For the eventuality of an action for annulment against the decision issued by the arbitral tribunal, the parties are already subject to the jurisdiction of the courts of the city of Lima, resigning explicitly to jurisdiction in their address. In addition the parties agree that any change of address for any of them should be disclosed to the other in writing and must be established on a new location within the urban radio in Lima to take effect.

Mr. Notary adds the Law Clauses and complements that correspond

Lima, 18 October 2007